Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Walgreens Boots Alliance, Inc. for the registration of debt securities and to the incorporation by reference therein of our report dated November 23, 2021, with respect to the consolidated financial statements of AmerisourceBergen Corporation and subsidiaries, included in the Annual Report (Form 10-K/A) of Walgreens Boots Alliance, Inc. for the year ended August 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 17, 2021